FOR IMMEDIATE RELEASE

August 29, 2003

For more information: Brett Kingstone CEO Super Vision International

Phone 407-857-9900 x211 Fax 407-857-0050 email: kingstone@svision.com

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Super Vision Elects David J. Feldman, President, Cooper Lighting, Inc., as Board Member

ORLANDO, FLORIDA – Super Vision International, Inc. (NASDAQ: SUPVA) announced today that its board of directors elected Mr. David J. Feldman as a Director of the company, effective September 1, 2003, to fill a vacancy on the Board of Directors. Mr. Feldman has accepted the position.

David J. Feldman was appointed President, Cooper Lighting, Inc., in 2002. Mr. Feldman joined Cooper Lighting, Inc. from Holcim (US) Inc., a $1.1 billion construction materials company located in Ann Arbor, MI, where he was Senior Vice President, Marketing & Sales from 2001. Prior to that, Mr. Feldman spent nearly 20 years with the General Electric Company, joining GE in 1980 as a Sales Engineer in GE Electrical Distribution & Control. He held various sales and marketing positions in ED&C until moving to GE Motors where he was ultimately Product GM for DC Motors. In 1993, he became Region Manager for GE Supply before moving to GE Lamp as GM-Logistics and Customer Service. David was named GM Global Six Sigma GE Lighting in 1997 and ultimately rose to the position of Vice President, North American Sales for GE Lighting. Mr. Feldman holds a B.S. in Industrial Economics from Union College, Schenectady, NY.

Cooper Lighting, Inc., a division of Cooper Industries (CBE: NYSE), manufactures fluorescent, incandescent and HID lighting fixtures for indoor and outdoor use. Products are used worldwide in homes and commercial buildings, including landscapes, shopping centers, sports facilities, parking lots, high-security areas and industrial plants. Headquartered in Peachtree City, GA, Cooper Lighting has manufacturing facilities in 13 domestic and four international locations and approximately 6,800 employees worldwide. Cooper Lighting, Inc. is a shareholder of Super Vision International, Inc.

“David brings a tremendous amount of manufacturing and lighting experience to Super Vision” commented Brett Kingstone, Super Vision’s President, “his energy and determination will undoubtedly contribute to our drive to improve profitability. Last quarter’s profitable results were a start. However, the entire Super Vision team has a great sense of urgency for continued improvement. We welcome David Feldman to our team.”

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Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Super Vision’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Super Vision undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.